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                                                                   EXHIBIT 10.13

                            FALCON BUILDING PRODUCTS, INC.
                        1997 SENIOR EXECUTIVE STOCK LOAN PLAN

    1. PURPOSE. The Falcon Building Products, Inc. 1997 Senior Executive Stock Loan Plan (the "Plan") has been established by Falcon Building Products, Inc. (the "Company") to secure for the Company and its shareholders the benefits arising from capital ownership, and thereby entrepreneurial risk, by those senior executive officers of the Company and its subsidiaries who are and will be responsible for the fixture growth and continued success of the Company and its subsidiaries. The Plan will provide a means whereby such individuals, pursuant to loans made under the Plan, may acquire shares of Class C Common Stock, par value $0.01 per share ("Class C Stock") and shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock").

    2. ADMINISTRATION. The authority to manage and control the operation and administration of the Plan shall be vested in a Committee (the "Committee") consisting of two or more non-employee members of the Board of Directors of the Company (the "Board") who are appointed by, and may be removed by, the Board. Any interpretation of the Plan by the Committee and any decision made by the Committee on any matter within its discretion is final and binding on all persons. No member of the Committee shall be liable for any action or determination made with respect to the Plan.

    3. PARTICIPATION. The Committee shall determine and designate from among the senior executive officers of the Company and its subsidiaries (including employees who are also directors), other than those executives who have loans outstanding under the Company's Senior Executive Stock Purchase Plan, the officers who will participate in the Plan ("Participants").

    4. PURCHASE LOANS. The Company shall make a loan (a "Loan") to each Participant in an amount up to fifty percent (50%) of the purchase price of (i) shares of Class C Stock purchased from FBP Limited, a Cayman Island Company, and
(ii) subject to approval by the Committee, certain shares of Class A Common Stock purchased prior to the adoption of the Plan (collectively the "Purchased Shares") subject to the following:

          (a) Each Loan shall be evidenced by a promissory note in such form as the Committee shall approve; provided, that the note shall (i) provide flill recourse to the Participant, (ii) provide for interest at a rate for each calendar year or part thereof equal to (a) the sum of the interest accrued under the Company's revolving credit facility during such period and the interest, discount or yield, accrued under the Company's receivable facility during such period, divided by (b) the sum of the average indebtedness outstanding on the Company's revolving credit facility during such period (based on the daily balances of such facility) and the average amount of indebtedness incurred, or interests in receivables sold, pursuant to the Company's receivables facility during such period (based on the daily balances of such facility) payable in arrears on January 31,
    (iii) be secured by a Pledge Agreement (described in subsection 5.1), and
    (iv) comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

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          (b) Subject to the prepayment provisions of subsection 5.2 and the acceleration provisions set forth in paragraphs (c) and (d) below, each Loan shall mature on June 20, 2004 (the "Maturity Date"), at which time all unpaid principal and interest shall be payable.

          (c) The principal and interest outstanding under a Loan of a Participant who retires on or after age 65 or whose employment with the Company and its affiliates terminates by reason of his death or Disability (as defined below) or is terminated for a reason other than Cause (as defined below) will not become due and payable until the Maturity Date of the Loan. All principal and interest outstanding under a Loan with respect to any other Participant will automatically become due and payable on the date the Participant's employment with the Company and its affiliates terminates. "Disability" means a determination by the Committee in its sole discretion that a Participant has become "disabled" within the meaning of the Company's long-term disability plan as in effect at the time. "Cause" means a Participant has been convicted of a felony (without regard to whether the conviction is subject to appeal), the Board or the Committee has determined that the Participant has wililly engaged in gross misconduct materially and demonstrably injurious to the Company, or the Participant has failed to substantially perform his duties (other than any such failure resulting from the Participant's Disability) and has failed to remedy the situation within ten (10) business days after receiving from the Committee a written demand for substantial performance that specifically identifies the manner in which the Committee believes that the Participant has not substantially performed his duties.

          (d) The Company has the right to accelerate the principal and interest due under the Loan if any of the following events occurs: (i) the Participant defaults in the payment of any amount due under the Loan and the default remains uncured for a period often (10) days after the date the Company gives the Participant notice of the default, (ii) the Participant defaults under or breaches any other covenant, representation or warranty under the Note, the Pledge Agreement or any other agreement under the Plan and the default or breach remains uncured for a period of thirty (30) days after the date the Company gives the Participant notice of his default or breach, (iii) the Participant applies for or consents.to the appointment of a receiver, trustee, custodian or liquidator of any of his property, admits in writing his inability to pay his debts as they mature, makes a general assignment as a banlrupt or insolvent or is the subject of an order for relief under Chapter 13 of the United States Bankruptcy Code or files a voluntary petition in banlcruptcy or a petition or answer seeking an arrangement with creditors to take advantage of any bancruptcy, insolvency, readjustment or debt or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law, or (iv) any court of competent jurisdiction enters an order, judgment or decree, without the application, approval or consent of the Participant, approving a petition appointing a receiver, trustee, custodian or liquidator of all or a substantial part of the assets of the Participant, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days.

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          (e) If a Participant fails to make any payment required under his Loan when due, the Company may foreclose on the Pledged Property (as defined in subsection 5.1) and may otherwise enforce its rights under the Plan and any Note or other agreement entered into under the Plan.

    5.    Pledge of Shares.

    5.1 PLEDGE AGREEMENT. Each Participant shall enter into an agreement with the Company in such form as the Committee shall approve (the "Pledge Agreement") to pledge to the Company all of the Purchased Shares (the "Pledged Shares"), any non-cash dividends or distributions payable with respect to such shares and any securities or other property (other than cash) payable in respect of or in exchange for such shares pursuant to any merger, reorganization, consolidation, recapitalization, exchange offer or other similar corporate transaction ("Related Property") and all proceeds thereof (collectively, the "Pledged Property") to secure repayment of the Loan. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions, the Committee may in its discretion permit the Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

          (a) Certificates representing shares of stock that consist of Pledged Property shall bear the following legend in addition to any other legends that the Company may deem appropriate:

    THIS CERTIFICATE AND THE SHARES OF STOCK AND ALLRIGHTS HEREBY REPRESENTED ARE SUBJECT TO THETERMS, CONDITIONS AND RESTRICTIONS SET FORTH INTHE FALCON BUILDING PRODUCTS, INC. 1997 SENIOREXECUTIVE STOCK LOAN PLAN AND ANY AGREEMENTUNDER THAT PLAN AND THE PLEDGE AGREEMENTBETWEEN THE OWNER OF SUCH SHARES AND FALCONBUILDING PRODUCTS, INC. AND MAY NOT BE SOLD ORTRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMSAND CONDITIONS OF SUCH PLAN AND AGREEMENTS,COPIES OF WHICH ARE ON FILE AT THE OFFICES OFFALCON BUILDING PRODUCTS, INC.

          (b) Any cash received upon an exchange or conversion of Pledged Property shall be applied to reduce the outstanding Loan balance (with accrued but unpaid interest being reduced first). Any cash in excess of that applied against the outstanding Loan balance shall be paid to the Participant.

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    5.2.  Prepayments of Loan and Releases from Pledge.

          (a) A Participant may make voluntary prepayments on the Loan at any time without penalty in such minimum amounts as the Committee may determine, which shall be applied first to accrued but unpaid interest, and then to principal.

          (b) In the event that any cash dividend or distribution is paid by the Company with respect to any Pledged Property relating to the Loan, the Participant shall make a mandatory prepayment with respect to the Loan equal to the amount of such dividend or distribution, which shall be applied first to accrued but unpaid interest under the Loan, then to principal. Notwithstanding the foregoing, in the event that the Committee determines that a Participant would recognize a net increase in taxable income from the receipt of any such dividends or distributions after giving effect to any deduction for the related payment under the Loan, the Committee may in its discretion permit the Participant to retain a portion of the dividends or distributions so as to be able to pay all or part of his related increase in taxes.

          (c) In the event that the Participant at any time desires to obtain a release of all or part of any Pledged Property securing the Loan, whether for the purpose of selling such Pledged Property or otherwise, as a condition to the release, the Participant shall make arrangements satisfactory to the Company for the prepayment by the Participant of an amount equal to the higher of (i) a percentage of the outstanding Loan balance as of the date of the release equal to the percentage in value of the Pledged Property sought to be released and (ii) a sufficient portion of the outstanding Loan balance so that the amount of the outstanding Loan balance remaining unpaid after giving effect to such payment does not exceed fifty percent (50%) of the fair market value of the Pledged Property determined in good faith by the Committee that will remain subject to the Pledge Agreement after giving effect to the release, which shall be applied first to accrued but unpaid interest under the Loan, then to principal.

          (d) In the event of any prepayment of principal under the Loan, the Company will release from the pledge under the Pledge Agreement a portion of the Pledged Property equal to the percentage of the outstanding principal balance so paid, provided, that (i) the Company will retain Pledged Property with an aggregate fair market value determined in good faith by the Committee equal to at least two hundred percent (200%) of the outstanding Loan balance as of the date of the prepayment (after giving effect to the prepayment) and (li) to the extent any of the released Pledged Property is subject to restriction under section 6, the Company will retain custody of the property until the end of the Restricted Period.

    6. RESTRICTIONS ON SHARES. From the date of the purchase of the Purchased Shares until the principal of the Loan and all unpaid interest thereon is repaid in flill (the "Restricted Period"):

          (a) Purchased Shares may not be sold, assigned, transferred, pledged or otherwise encumbered;


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          (b) the certificate representing such shares shall be registered in the name of the Participant and shall be deposited with the Company, together with a stock power (in such form as the Company may determine); and

          (c) the Participant shall be treated as a stockholder with respect to the Purchased Shares, including the right to vote such shares.

    7. TRANSFERS AT TERMINATION OF RESTRICTED PERIOD. At the end of the Restricted Period with respect to Purchased Shares, the certificate representing such shares shall be transferred to the Participant (or the Participant's legal representative or heir) free of all restrictions under this Agreement.

    8.    General.

    8.1. EFFECTIVE DATE AND DURATION. The Plan will become effective upon its approval by the Company's Board of Directors.

    8.2. AGREEMENTS EVIDENCING PARTICIPATION. At the time of his designation as a Participant, the Committee may require a Participant to enter into one or more agreements with the Company in a form specified by the Committee agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may in its discretion prescribe.

    8.3. NONTRANSFERABILITY. No right provided under the Plan to any Participant may be transferred pledged or assigned by the Participant (except, in the event of the Participant's death, by will or the laws of descent and distribution), and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. During a Participant's lifetime, purchases may be made only by him or by his guardian or legal representative.

    8.4. COMPLIANCE WITH APPLICABLE LAW AND WITHHOLDING. The Company shall have the right to require a Participant to pay to the Company the amount of any taxes that are required to be withheld with respect to a Participant's participation in the Plan, including any such taxes required to be withheld in connection with (i) the purchase by the Participant of any Purchased Shares,
(ii) any dividend or distribution in respect of the Purchased Shares or any Related Property, (iii) any repayment of a Loan, (iv) the lapse of the Restricted Period, (v) any release of Pledged Property or (vi) any sale of Purchased Shares or any Related Property. To the extent permitted by the Committee, a Participant may elect to have any distribution otherwise required to be made under the Plan to be withheld to flilfill any tax withholding obligation.


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    8.5.  NO EMPLOYMENT RIGHTS. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or an affiliate or the right to continue as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan or the terms of any award under the Plan.

    8.6. GOVERNING LAW. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the internal laws of the State of Illinois and construed accordingly.


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